                                   APPENDIX B

                                FAIRNESS OPINION

                          HARBOR BANKSHARES CORPORATION
                               BALTIMORE, MARYLAND
                                FAIRNESS OPINION
                              AS OF AUGUST 29, 2006

         Set forth herein is Danielson Associates Inc.'s ("Danielson
Associates") updated independent appraisal of the "fair" market value of the common stock of Harbor Bankshares Corporation ("Harbor" or "the Bank") of
Baltimore, Maryland as of August 29, 2006. The original opinion was dated
December 8, 2005. Market value is defined as the price at which the common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of relevant facts and assuming a significant amount of stock changing hands daily to assure a true reflection of market forces.

         This fairness opinion is based on data supplied by Harbor to Danielson
Associates and its regulators, but it also relies on some public information.
All information received is believed to be reliable, but the accuracy or completeness of such information cannot be guaranteed. In particular, this fairness opinion assumes that there are no significant loan quality problems beyond what has been stated in Harbor's quarterly reports to the Federal Deposit
Insurance Corporation ("FDIC").

         In determining the fair value of the common stock of Harbor, primary emphasis has been given to the stock prices of banks that have comparable financial, market and structural characteristics, and the relationship of these prices to earnings.

         Based on these updated comparisons, an analysis of Harbor's past performance and future potential and by applying discounts for market, stock liquidity and its minority ownership, it has been established that the fair value of its common stock as of August 29, 2006 is between $30.53 and $32.17 per share with the midpoint being $31.35 per share. Any price in this range would be fair to current shareholders.

                                            Respectfully submitted,

                                            /s/ David G. Danielson
                                            David G. Danielson, President
                                            Danielson Associates Inc.

                                                     [DANIELSON ASSOCIATES LOGO]

                          HARBOR BANKSHARES CORPORATION
                               BALTIMORE, MARYLAND

                            UPDATED FAIRNESS OPINION
                                 AS OF AUGUST 29, 2006

          8300 Boone Blvd, Suite 200, Vienna, VA 22182 - (703) 564-9120
                           www.danielsonassociates.com

                          HARBOR BANKSHARES CORPORATION
                               BALTIMORE, MARYLAND

                            UPDATED FAIRNESS OPINION
                              AS OF AUGUST 29, 2006

                                TABLE OF CONTENTS

                                     TABLES

                          HARBOR BANKSHARES CORPORATION
                               BALTIMORE, MARYLAND
                                FAIRNESS OPINION

                              AS OF AUGUST 29, 2006

         Set forth herein is Danielson Associates Inc.'s ("Danielson
Associates") updated independent appraisal of the "fair" market value of the common stock of Harbor Bankshares Corporation ("Harbor" or "the Bank") of
Baltimore, Maryland as of August 29, 2006. The original opinion was dated
December 8, 2005. Market value is defined as the price at which the common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of relevant facts and assuming a significant amount of stock changing hands daily to assure a true reflection of market forces.

         This fairness opinion is based on data supplied by Harbor to Danielson
Associates and its regulators, but it also relies on some public information.
All information received is believed to be reliable, but the accuracy or completeness of such information cannot be guaranteed. In particular, this fairness opinion assumes that there are no significant loan quality problems beyond what has been stated in Harbor's quarterly reports to the Federal Deposit
Insurance Corporation ("FDIC").

         In determining the fair value of the common stock of Harbor, primary emphasis has been given to the stock prices of banks that have comparable financial, market and structural characteristics, and the relationship of these prices to earnings.

         Based on these updated comparisons, an analysis of Harbor's past performance and future potential and by applying discounts for market, stock liquidity and its minority ownership, it has been established that the fair value of its common stock as of August 29, 2006 is between $30.53 and $32.17 per share with the midpoint being $31.35 per share. Any price in this range would be fair to current shareholders.

                                           Respectfully submitted,

                                           /s/ David G. Danielson
                                           David G. Danielson, President
                                           Danielson Associates Inc.

                              FINANCIAL PERFORMANCE

         Since its inception, Harbor has been a slow growing bank. This, though, can still be considered good growth as its primary market has a declining population base and comparatively low income levels. In 1990, its eighth year of operations, the Bank had assets of $38 million and grew these assets to $62 million by the end of 1993. In 1994, the Bank purchased 2 branches from the
Resolution Trust Corporation, which moved its assets above $100 million for the first time. From the beginning of 1998 through the end of 2001 - a four year period - Harbor's growth stalled as assets hovered around $184 million. Growth picked up again in 2002 when Harbor purchased a branch in Randallstown from
Carrollton Bancorp. With the purchase of this branch, the Bank's assets in 2002 surpassed $200 million and as of June 30, 2006 it had assets of $258 million.

         Harbor has earned in excess of $1 million annually since 2002, and annualized earnings for the six months ended June 30, 2006 are just under $1.8 million. These earnings produced returns on equity in the 8% to 12% range during this period and while these are good results, they were helped by capital that was less than 7% of assets. Returns on assets were not as good, ranging from a low of .54% to a high of .84% during this same period (see Table 1).

       MARKET VALUE ADJUSTMENTS

         In order to determine a "fair" price for shares of Harbor's common stock, it is necessary to consider how it differs from the two primary groups to which it has been compared - the urban most applicable group and the minority-owned group - and make the adjustments reflecting the differences, if needed. These adjustments should consider such items as profitability, capital, growth momentum, market, deposit mix, asset mix and quality, management, liquidity of stock as well as any unique circumstances. Background information on these items appears in the original opinion or in the updated tables at the end of the report.

Profitability

         Earnings, when they are normal, are the primary determinant of the value of a stock, but relationships based on earnings have to consider their sustainability. Harbor's earnings have been consistent over the last four years, and its overall financial condition make it likely that it can, and will, sustain similar earnings and earnings growth going forward. Thus, in an earnings-determined valuation, there is no cause for an adjustment based on profitability.

Capital

         Harbor's capital-to-asset ratio is low but so were several banks in the comparable groups. The current amount of capital is sufficient to continue to grow at historical rates and should not have an impact on restraining earnings growth. Thus, there is no cause for a value adjustment based on capital.

         In 2006, the Bank's going private transaction will cause the holding company to purchase, approximately, 14,000 shares of Harbor common stock for an amount less than $420,000. This will reduce Harbor's capital ratios, but not enough to cause a value adjustment.

Growth

         Harbor's growth has been adequate. Some of this growth was fueled by branch acquisitions, but this has helped Harbor hold onto its current local market share. Thus, growth is not a reason for a value adjustment.

Market

         The Bank has continued to look for branches in growing areas within its market, but the majority of its branches and deposits are in Baltimore City, a declining market. This is particularly important in a valuation since part of the value of a bank is its growth opportunities and the likelihood that it will be acquired. Harbor's market limits both its potential growth and is likely to deter most potential acquirers. Thus, market is a reason for a downward value adjustment in comparison to the urban most applicable group, which generally served better markets, but not the minority-owned group, which mostly served similar large urban markets.

Size

         The comparable banks take into account Harbor's size. As a result, size is not a reason for a value adjustment.

Asset Mix and Quality

         Harbor's asset mix is good and contributes toward the Bank's profitability. Thus, since asset mix is factored into an earnings-determined value, a value adjustment is not necessary.

         Asset quality is also good and is comparable to the asset quality of the comparable groups. Thus, asset quality is not a reason for a value adjustment.

Deposit Mix

         Harbor's deposit mix is excellent, but these good deposits are a major part of the determination of profits. Thus, deposit mix is factored into an earnings-determined value and is not a reason for a value adjustment.

Management

         Since there has not been any substantial change in management for many years, the impact of management on value is reflected in all of the above value-determining categories. Thus, management also is not a reason for a value adjustment.

Stock Liquidity

         Harbor differs from the comparable banks in the illiquidity of its stock. The banks in the comparable groups, generally, do not trade extensively, but they are listed on either a national exchange, the Nasdaq or trade over-the-counter. Harbor is not listed on any exchange, nor does its stock trade on the Nasdaq or over-the-counter. Its stock does trade occasionally but not in any organized manner. Thus, stock liquidity is a reason for a value discount in relation to the comparable groups.

Unique Characteristics

         The only unique characteristic of Harbor that is not addressed above is
Harbor's minority-ownership. This characteristic is reflected in the minority-owned group, but not in the urban most applicable group. This minority-ownership impacts the value of the stock by decreasing the likelihood the bank will be sold, and thus its potential sale value. Investors do not consider minority banks likely to sell, and, thus, no acquisition premium is normally included in the value. The reason for this perception is that minority banks seldom are sold willingly because there is a stronger community commitment than for most non-minority urban banks and non-minority banks, which represent the bulk of possible buyers, have minimal interest in acquiring minority banks because of the poor economic dynamics of the urban markets they normally serve and the potential larger than normal run-off of customers after a merger. A non-minority bank will buy a minority bank, but it will not pay a full premium.
Thus, Harbor's status as a minority-owned bank is a reason for a value discount relative to the urban most applicable group.

Conclusion

         When all of the elements of possible adjustment to the value of
Harbor's value are considered, it merits discounts to the urban most applicable group based on market, stock liquidity and minority ownership. In relation to the minority-owned group, the only discount would be for the illiquidity of its stock.

                                    VALUATION

         In establishing a "fair" price for shares of an unlisted stock, there are numerous methodologies that can be used including a) sale prices of similar companies, b) liquidation value, c) discounted dividends analysis under certain earnings and growth assumptions and d) comparisons with stock prices of similar companies that are publicly-traded or trade on the Nasdaq or over-the-counter.
The latter is by far the most commonly-used method and is the best method by which to value Harbor's stock. The first three methods are primarily utilized when there is either a likely sale of the company, a possibility of failing, and/or adequate comparisons do not exist. These methods have not been used because Harbor is not considering a sale, it is not in danger of failing and there are enough applicable banks with a traded stock on which to base a valuation. Thus, the value of Harbor's stock has been established by comparisons to urban and minority-owned banks with similar size, performance and market characteristics after which certain discounts were applied.

Earnings derived Valuation

         There are several methods by which bank stocks are normally valued.
Price times earnings, price-to-book and price-to-assets. The best method of valuation when earnings are "normal", or can be "normalized", is earnings.
Price-to-book is used when price times earnings cannot be used because earnings are not "normal" or cannot easily be "normalized". Price-to-assets is used when price-to book does not provide a meaningful valuation. Thus, as Harbor's earnings are "normal" and have been sustained for several years the best method of a valuation is one based on earnings.

         The first two groups considered were the urban exchange group and the urban OTC group. While many of the banks in these two groups were eliminated to form a single group with more similarities to Harbor, it is helpful to consider their pricing multiples as each is a much larger group than the final two comparative groups. The urban exchange group had thirteen banks and a median price times earnings multiple of 19.6. The urban OTC group had ten banks and had a median price times earnings multiple of 17.8 (see Table 2 & 3).

         When the new banks and high performers in the urban exchange group and the OTC group were eliminated there were five banks remaining. These five banks comprise the urban most applicable group and had financial conditions and performance quite similar to Harbor. The median price times earnings of this group was 15.4. That the price times earnings multiple fell is not surprising as new banks are often valued based on anticipated future performance and high performing banks may merit a higher multiple (see Table 4).

         The final comparative group and the most relevant to Harbor is the minority-owned group. Four of these six banks are African-American owned and serve large urban areas like Harbor. In addition, they all have similarities in financial condition and performance. The median price times earnings for this group is 14.0 (see Table 5 & 6).

         The price times earnings multiples for the four comparables groups were
19.6X, 17.8X, 15.4X and 14.0X. The latter two multiples - for the urban most applicable and the minority-owned group - are the most comparable.

Stock Transactions

         Trading in shares of Harbor common stock is very infrequent as there have only been sixteen known stock transactions since the beginning of 2005. In
2005, the stock traded consistently around $25 per share except for two trades around $19 per share. In 2006, the stock continued trading around $25 per share but the three most recent trades were for $29.73, $28.00 and $31.00 per share.
At a price of $31.00 based on current financial data, the Bank trades for 11.6 times fully-diluted earnings and 122% of book. Trading volume in 2006 was just
11,181 and in 2005 34,875 shares traded. These are too few shares traded on which to base a valuation and they are not considered in this valuation (see
Table 7).

Discounted Dividends

         Using the discounted dividends investment calculation and price times earnings of 12 and 14, Harbor's price per share varies from $24.13 to $32.10.
The low price of $24.54 per share is under a 12% discount rate and 12 times earnings and the high price of $33.72 per share is under a 10% discount rate and
14 times earnings (see Table 8).

Application of earnings multiples

         Using the earnings multiple from the urban most applicable group of
15.4 times earnings, a value of $27.6 million, or $38.72 per fully-diluted share is reached. Since the majority of banks in this group are located in better urban markets and thus have better growth opportunities a downward adjustment in value is necessary. Further adjustments take into account that these banks all have some liquidity in their stock which exceeds the few trades in Harbor's stock. Finally, an adjustment should be made because the minority-ownership of
Harbor limits the potential sale value of the Bank, and thus makes its stock less attractive.

         It is our opinion that in comparison to the urban most applicable group a discount of 20% to 30% would be appropriate to account for the poor market dynamics, illiquidity of stock and minority-ownership of Harbor. When these discounts are applied to a 15.4 times earnings multiple the value is 10.8 to
12.3 times earnings, $19.3 to $22.1 million, or $27.91 to $31.52 per fully-diluted share. The midpoint is $20.7 million, or $29.71 per fully-diluted share, which is 11.6 times earnings, or 119% of book.

         In using the minority-owned group the price times earnings multiple is
14.0 and discounts would only be taken for the illiquidity of stock since the other minority-owned banks are located in similar urban markets. At 14.0 times earnings, these minority-owned financial institutions suggest an unadjusted value of $25.1 million, or $35.45 per fully-diluted share.

         It is our opinion that a discount of 5% to 15% would be appropriate to account for the illiquidity of Harbor's stock in comparison to the minority-owned group. When this discount is applied, the resulting value is 11.9 times earnings to 13.3 times earnings, $21.3 to $23.8 million; or $30.53 to
$33.81 per fully-diluted share. The midpoint is $22.6 million or $32.17 per fully-diluted share, which is 12.6 times earnings, or 130% of book.

         In our opinion, the best guide as to the value of Harbor's stock is the price times earnings multiples of other minority-owned banks having similar size and performance, and being located in urban markets. The value determined by the urban most applicable group - which is slightly lower - should also be considered, but only to determine that the value is toward the lower half of the range determined by the minority-owned group. This range is $21.3 to $22.6 million, or $30.53 to $32.17 per fully diluted share. This is 123% to 130% of book value. As of August 29, 2006, any price in this range would be a "fair"
price at which to exchange stock (see Tables 9 and 10).

         This updated fairness opinion is provided in connection with a proposed
"going private transaction," in the form of a merger in which Harbor common stock owned by shareholders who own 100 or fewer shares would be exchanged for cash. Record holders of more than 100 shares of Harbor common stock would not receive cash for their shares in the merger and would remain Harbor shareholders. Harbor would be the surviving company in the merger. Any price in the indicated range would be "fair" to current Harbor shareholders, including shareholders who would be cashed out in the merger and shareholders who would not be cashed out in the merger and would remain shareholders of Harbor.

                                     TABLE 1
                                     -------

                                     HARBOR
                                FINANCIAL HISTORY

                                                                         Percent of Assets             Return
                                                          Net                            Net           on Avg.
                       Assets           Equity           Income          Capital        Income          Equity
                       ------           ------           ------          -------        ------          ------
                            (In millions)             (In thous.)

2006*                    $258           $17.2             $1,790          6.17%           .70%          10.59%
2005                      257            17.0              1,883          6.61            .78           11.57
2004                      235            16.2              1,462          6.90            .63            9.33
2003                      220            15.3              1,785          6.96            .84           12.22
2002                      210            14.1              1,077          6.73            .54            8.22
2001                      187            12.2                730          6.56            .37            6.24
2000                      185            10.2                565          5.55            .32            7.03
1999                      178             7.5                  1          4.20           -                .01
1998**                    184            16.4              1,009          8.91            .70            6.21
1997                      136            16.0                905         11.77            .69            5.99
1996                      130            14.5                777         11.21            .67            5.90
1995                      113            11.3                901         10.00            .84            8.14
1994                      106            10.9                703         10.26            .79            8.92
1993                       62             4.5                475          7.25            .78           11.18
1992                       57             4.1                346          7.15            .67            8.99
1991                       45             3.7                107          8.24            .25            2.95
1990                       38             3.5                149          9.35            .40            -

 *June 30, 2006 or six months annualized.

**Bank level data for 1998 and proceeding years.

Source:  SNL Financial, Charlottesville, Virginia.

                                       10

                                    TABLE 2A

                              URBAN EXCHANGE GROUP*
                                   DESCRIPTION

Full Name                                          City, State                Assets**
---------                                          -----------                ------
                                                                            (In mill.)
American Community Bancshares, Inc.                Charlotte, N.C.             $461
Annapolis Bancorp, Inc.                            Annapolis, Md.               324
Bank of Wilmington Corporation                     Wilmington, N.C.             397
Cardinal State Bank                                Durham, N.C.                 176
Carolina Bank Holdings, Inc.                       Greensboro, N.C.             390
Crescent Financial Corporation                     Cary, N.C.                   471
First National Bancshares, Inc.                    Spartanburg, S.C.            386
Glen Burnie Bancorp                                Glen Burnie, Md.             332
Greenville First Bancshares, Inc.                  Greenville, S.C.             455
Jacksonville Bancorp, Inc.                         Jacksonville, Fla.           310
Millennium Bankshares Corporation                  Reston, Va.                  486
Monarch Bank                                       Chesapeake, Va.              378
Valley Bancorp                                     Las Vegas, Nev.              441

Harbor Bankshares Corporation                      Baltimore, Md.              $258

     *Non-minority urban banks on the east coast with assets between $150 and
      $500 million and returns on average assets over .50%.

    **June 30, 2006.

Source:  SNL Financial, Charlottesville, Virginia.

                                       11

                                    TABLE 2B

                              URBAN EXCHANGE GROUP
                             FINANCIAL PERFORMANCE*

                                                             As a Percent of Assets or Avg. Assets
                                                             -------------------------------------               Return
                                                                                                 Net             on Avg.
Short Name                                  Assets           Equity          NPAs**            Income            Equity
----------                                  ------           ------          ----              ------            ------
                                          (In mill.)

American Community                            $461           11.42%          .68%               1.05%             9.09%
Annapolis                                      324            6.71           .31                 .99             14.68
Bank of Wilmington                             397            6.32           .23                 .62              8.61
Cardinal State                                 176           11.19           .51                 .48              4.03
Carolina Bank                                  390            6.10           .92                 .67             10.43
Crescent Financial                             471            9.13           .06                 .91             10.07
First National                                 386            6.02          -                    .99             16.08
Glen Burnie                                    332            7.77           .11                 .86             10.40
Greenville First                               455            7.02           .50                 .71              9.11
Jacksonville                                   310            6.75           .05                 .92             12.97
Millennium                                     486            9.73           .30                 .50              4.49
Monarch                                        378            8.31          -                    .98              9.90
Valley                                         441           10.31           .02                1.72             15.95
                                               ---           -----           ---                ----             -----
     Median                                   $390            7.77%          .23%                .91%            10.07%

Harbor                                        $258            6.67%          .14%                .77%            11.65%

      *June 30, 2006 or the twelve months ended June 30, 2006.

     **Includes loans 90 days past due.

Source:  SNL Financial, Charlottesville, Virginia.

                                       12

                                    TABLE 2C

                              URBAN EXCHANGE GROUP
                         INCOME AND EXPENSE COMPARISON*

                                                                  Percent of Average Assets
                                     ----------------------------------------------------------------------------------
                                     Net Int.      Net Oper.        Net Oper.      Contr. to                     Net
Short Name                            Income        Expense          Income         Reserves      Other         Income
----------                            ------        -------          ------         --------      -----         ------
American Community                     4.09%         2.11%           1.98%            .33%         .01%        1.05%
Annapolis                              3.77          2.18            1.59             .08          .06          .99
Bank of Wilmington                     3.37          1.98            1.39             .42         (.01)         .62
Cardinal State                         3.76          2.92             .84             .36         -             .48
Carolina Bank                          3.20          1.77            1.43             .35         -             .67
Crescent Financial                     3.77          2.18            1.59             .17         -             .91
First National                         3.55          1.79            1.76             .26          .01          .99
Glen Burnie                            3.73          2.69            1.04            (.02)         .02          .86
Greenville First                       3.37          1.55            1.82             .30         (.38)         .71
Jacksonville                           3.73          2.09            1.64             .19         -             .92
Millennium                             3.00          2.06             .94             .03         (.17)         .50
Monarch                                4.11          2.31            1.80             .26         -             .98
Valley                                 4.98          2.12            2.86             .20         (.04)        1.72
                                       ----          ----            ----             ----        -----        ----
     Median                            3.73%         2.11%           1.59%            .26%        -             .91%

Harbor                                 4.53%         3.24%           1.29%            .12%         .03%         .77

*Twelve months ended June 30, 2006.

Source:  SNL Financial, Charlottesville, Virginia.

                                       13

                                    TABLE 2D

                              URBAN EXCHANGE GROUP
                                STOCK PERFORMANCE

                                                                      Price*                     Avg. Shares
                                            Stock             Times             Percent            Traded
Short Name                                  Price*           Earnings           of Book              Daily**
----------                                  -----            --------           -------          -----------

American Community                         $11.39             17.5X               150%               5,867
Annapolis                                    9.50             13.0                179                1,533
Bank of Wilmington                          12.50             21.9                179                5,880
Cardinal State                              12.27             36.1                141                1,651
Carolina Bank                               13.50             15.7                155                4,359
Crescent Financial                          13.32             19.6                180                7,172
First National                              17.20             20.5                248                1,314
Glen Burnie                                 17.20             15.4                165                  923
Greenville First                            19.25             17.3***             177                1,359
Jacksonville                                37.82             26.6                311                  869
Millennium                                   8.87             29.6***             167               19,585
Monarch                                     17.68             24.6                222                2,325
Valley                                      44.72             19.6                278                8,951
                                                              ----                ---                -----
     Median                                                   19.6X               179%               2,325

     *August 29, 2006 stock price and financial data as of June 30, 2006 or the twelve months ended June 30, 2006, unless otherwise noted.

    **One year.
   ***Adjusted to remove unusual quarters.

Source:  SNL Financial, Charlottesville, Virginia.

                                       14

                                    TABLE 3A

                                URBAN OTC GROUP*
                                   DESCRIPTION

Full Name                                               City, State                                    Assets**
---------                                               -----------                                    ------
                                                                                                     (In mill.)
BCB Bancorp, Inc.***                                    Bayonne, N.J.                                    $489
Business Bank Corporation                               Las Vegas, Nev.                                   459
Capital Bancorp, Inc.                                   Nashville, Tenn.                                  514
First South Bancorp, Inc.                               Spartanburg, S.C.                                 347
First Trust Bank***                                     Charlotte, N.C.                                   350
Grandsouth Bancorporation***                            Greenville, S.C.                                  290
Greater Sacramento Bancorp                              Sacramento, Calif.                                288
Hampton Roads Bankshares, Inc.                          Chesapeake, Va.                                   424
North State Bancorp***                                  Raleigh, N.C.                                     423
VSB Bancorp, Inc.                                       Staten Island, N.Y.                               224

Harbor                                                  Baltimore, Md.                                   $258

     *Non-minority urban banks on the east coast with assets between $150 and
      $500 million and returns on average assets above .50%.

    **June 30, 2006.
   ***De novo bank.

Source:  SNL Financial, Charlottesville, Virginia.

                                       15

                                    TABLE 3B

                                 URBAN OTC GROUP
                             FINANCIAL PERFORMANCE*

                                                        As a Percent of Assets or Avg. Assets
                                                        -------------------------------------              Return
                                                                                            Net            on Avg.
Short Name                          Assets           Equity              NPAs**           Income           Equity
----------                          ------           ------              ----             ------           ------
                                                                      (In mill.)
BCB                                   $489           10.35%             .31%               1.11%            12.40%
Business Bank                          459            8.75              .36                1.60             19.19
Capital                                514            5.95              .41                 .77             12.49
First South                            347            9.63              .85                1.53             16.27
First Trust                            350            8.29               -                 1.18             13.10
Grandsouth                             290            6.08              .73                1.22             19.45
Greater Sacramento                     288            6.36              .12                1.12             17.62
Hampton Roads                          424           11.75              .40                1.46             12.42
North State                            423            5.46               -                  .76             13.20
VSB                                    224            6.77              .17                1.14             16.76
                                       ---            ----              ---                ----             -----
     Median                           $386            7.53%             .34%               1.16%            14.74%

Harbor                                $258            6.67%             .14%                .77%            11.65%

  *June 30, 2006 or the twelve months ended June 30, 2006.

**Includes loans 90 days past due.

Source:  SNL Financial, Charlottesville, Virginia.

                                       16

                                    TABLE 3C

                                 URBAN OTC GROUP
                         INCOME AND EXPENSE COMPARISON*
                          -----------------------------

                                                            Percent of Average Assets
                                  --------------------------------------------------------------------------------
                                  Net Int.       Net Oper.     Net Oper.      Contr. to                       Net
Short Name                         Income         Expense        Income       Reserves        Other         Income
----------                         ------         -------        ------       --------        -----         ------

BCB                                3.75%          1.74%          2.01%          .25%           -            1.11%
Business Bank                      5.53           2.86           2.67           .21          (.01)%         1.60
Capital                            3.72           2.15           1.57           .37            -             .77
First South                        4.30           1.70           2.60           .21            -            1.53
First Trust                        3.96           1.87           2.09           .18            -            1.18
Grandsouth                         4.64           2.50           2.14           .37            -            1.22
Greater Sacramento                 4.42           2.49           1.93           .12            -            1.12
Hampton Roads                      5.00           2.70           2.30           .04          (.03)          1.46
North State                        3.67           2.25           1.42           .21            -             .76
VSB                                4.46           2.36           2.10           .02           .05           1.14
                                   ----           ----           ----           ----          ----          ----
     Median                        4.36%          2.31%          2.10%          .21%           -            1.16%

Harbor                             4.53%          3.24%          1.29%          .12%          .03%          .77%

*Twelve months ended June 30, 2006.

Source:  SNL Financial, Charlottesville, Virginia.

                                       17

                                    TABLE 3D

                                 URBAN OTC GROUP
                                STOCK PERFORMANCE
                                -----------------

                                                                    Price*                    Avg. Shares
                                                          -------------------------           -----------
                                         Stock             Times            Percent            Traded
Short Name                                Price*          Earnings          of Book             Daily**
----------                                -----           --------          -------             -------
BCB                                    $15.12             13.4X                150%              2,521
Business Bank                           53.20             17.9                 290               1,432
Capital                                 21.50             21.7                 249                 884
First South                             28.90             12.4                 184                 848
First Trust                             22.90             20.3                 239               1,542
Grandsouth                              17.00             20.0                 324                 175
Greater Sacramento                      22.00             17.7                 259                 834
Hampton Roads                           11.49             16.2                 191               3,952
North State                             19.50             32.0                 366               1,080
VSB                                     14.75             11.2                 184                 271
                                                          ----                 ---                 ---
     Median                                               17.8X                244%                982

    *August 29, 2006 stock price and financial data as of June 30, 2006 or the twelvemonths ended June 30, 2006.

   **One year.
  ***Adjusted to remove unusual quarters.

Source:  SNL Financial, Charlottesville, Virginia.

                                       18

                                    TABLE 4A

                          URBAN MOST APPLICABLE GROUP*
                                   DESCRIPTION

Full Name                                       City, State                      Assets**
---------                                       -----------                      ------
                                                                               (In mill.)
Annapolis Bancorp, Inc.                         Annapolis, Md.                      $324
Capital Bancorp, Inc.                           Nashville, Tenn.                     514
Carolina Bank Holdings, Inc.                    Greensboro, N.C.                     390
Glen Burnie Bancorp                             Glen Burnie, Md.                     332
VSB Bancorp, Inc.                               Staten Island, N.Y.                  224

Harbor Bankshares Corporation                   Baltimore, Md.                       258

    *Non-minority urban banks with assets between $150 and $500 million and returns on average assets above .50% excluding banks established on or after 1998 and top performing banks with a return on average assets over
     1.20%.

   **June 30, 2006.

Source:  SNL Financial, Charlottesville, Virginia.

                                       19

                                    TABLE 4B

                           URBAN MOST APPLICABLE GROUP
                             FINANCIAL PERFORMANCE*

                                                          As a Percent of Assets or Avg. Assets
                                                          -------------------------------------             Return
                                                                                             Net            on Avg.
Short Name                            Assets           Equity             NPAs**            Income          Equity
----------                            ------           ------             ----              ------          ------
                                                                      (In mill.)
Annapolis                              $324            6.71%              .31%             .99%             14.68%
Capital                                 514            5.95               .41              .77              12.49
Carolina Bank                           390            6.10               .92              .67              10.43
Glen Burnie                             332            7.77               .11              .86              10.40
VSB                                     224            6.77               .17             1.14              16.76
                                        ---            ----               ---             ----              -----
     Median                            $332            6.71%              .31%             .86%             12.49%

Harbor                                 $258            6.67%              .14%             .77%             11.65%

   *June 30, 2006 or the twelve months ended June 30, 2006.
  **Includes loans 90 days past due.

Source:  SNL Financial, Charlottesville, Virginia.

                                       20

                                    TABLE 4C

                           URBAN-MOST APPLICABLE GROUP
                         INCOME AND EXPENSE COMPARISON*

                                                            Percent of Average Assets
                                --------------------------------------------------------------------------------
                                Net Int.       Net Oper.     Net Oper.      Contr. to                       Net
Short Name                       Income         Expense        Income       Reserves        Other         Income
----------                       ------         -------        ------       --------        -----         ------

Annapolis                        3.77%          2.18%          1.59%          .08%            .06%          .99%
Capital                          3.72           2.15           1.57           .37               -           .77
Carolina Bank                    3.20           1.77           1.43           .35               -           .67
Glen Burnie                      3.73           2.69           1.04          (.02)            .02           .86
VSB                              4.46           2.36           2.10           .02             .05          1.14
                                 ----           ----           ----           ---             ---          ----
     Median                      3.73%          2.18%          1.57%          .08%            .02%          .86%

Harbor                           4.53%          3.24%          1.29%          .12%            .03%          .77%

*Twelve months ended June 30, 2006.

Source:  SNL Financial, Charlottesville, Virginia.

                                       21

                                    TABLE 4D

                           URBAN-MOST APPLICABLE GROUP
                                STOCK PERFORMANCE

                                                                   Price*
                                                          -------------------------           Avg. Shares
                                         Stock             Times            Percent             Traded
Short Name                                Price*          Earnings          of Book             Daily**
----------                                ------          --------          -------             -------

Annapolis                                $9.50             13.0X               179%              1,533
Capital                                  21.50             21.7                249                 884
Carolina Bank                            13.50             15.7                155               4,359
Glen Burnie                              17.20             15.4                165                 923
VSB                                      14.75             11.2                184                 271
                                                           ----                ---                 ---
     Median                                                15.4X               179%                923

   *August 29, 2006 stock price and financial data as of June 30, 2006 or the twelvemonths ended June 30, 2006.

  **One year.
***Adjusted to remove unusual quarters.

Source:  SNL Financial, Charlottesville, Virginia.

                                       22

                                     TABLE 4

                PUBLICLY-TRADED MINORITY-OWNED BANKS AND THRIFTS
                                   DESCRIPTION

Full Name                                                      City, State                           Assets*
---------                                                      -----------                           ------
                                                                                                   (In mill.)
Banks - over $900 million
   Cathay General Bancorp, Inc.                                Los Angeles, Calif.                 $ 7,458
   East West Bancorp, Inc.                                     San Marino, Calif.                   10,018
   International Bancshares Corporation                        Laredo, Texas                        10,649
--------------------------------------------------------------------------------------------------------------------
   MetroCorp Bancshares, Inc.**                                Houston, Texas                        1,188
--------------------------------------------------------------------------------------------------------------------
   Preferred Bank                                              Los Angeles, Calif.                   1,216

Banks - under $900 million
   Abigail Adams National Bancorp, Inc.                        Washington, D.C.                    $   372
   Albina Community Bancorp                                    Portland, Org.                          125
   Canyon National Bank                                        Palm Springs, Calif.                    240
--------------------------------------------------------------------------------------------------------------------
   Citizens Bancshares Corporation**                           Atlanta, Ga.                            331
   IBW Financial Corporation**                                 Washington, D.C.                        335***
   M&F Bancorp, Inc.**                                         Durham, N.C.                            251
--------------------------------------------------------------------------------------------------------------------
   Pan American Bancorp                                        Los Angeles, Calif.                      43
   Sun American Bancorp                                        Miami, Fla.                             321
   Saehan Bancorp                                              Los Angeles, Calif.                     531

Thrifts
--------------------------------------------------------------------------------------------------------------------
  Carver Bancorp, Inc.**                                       New York, N.Y.                      $   655
  Independence Federal Savings Bank**                          Washington, D.C.                        170***
  Mutual Community Savings Bank, Inc.**                        Durham, N.C.                             90
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Harbor**                                                       Baltimore, Md.                      $   258
--------------------------------------------------------------------------------------------------------------------

      *June 30, 2006.
     **African-American owned banks.
    ***March 31, 2006.

  Source:  SNL Financial, Charlottesville, Virginia.

                                       23

                                    TABLE 6A

                              MINORITY-OWNED GROUP*
                                   DESCRIPTION

 Short Name                             City, State                                Assets**
 ----------                             -----------                                ------
                                                                                (In mill.)
  Abigail Adams                         Washington, D.C.                           $372
  Albina Community                      Portland. Org.                              125
  Carver***                             New York, N.Y.                              655
  Citizens***                           Atlanta, Ga.                                331
  IBW***                                Washington, D.C.                            335****
  M&F***                                Durham, N.C.                                251
                                                                                    ---
     Median                                                                        $333

Harbor***                               Baltimore, Md.                             $258

        *Minority owned with assets under $900 million.

       **June 30, 2006.

      ***African-American owned banks.

      ****March 31, 2006.

         Source:  SNL Financial, Charlottesville, Virginia.

                                       24

                                    TABLE 6B

                              MINORITY-OWNED GROUP
                             FINANCIAL PERFORMANCE*

                                                            As a Percent of Assets or Avg. Assets
                                                            -------------------------------------            Return
                                                                                               Net           on Avg.
Short Name                              Assets           Equity              NPAs**           Income         Equity
----------                              ------           ------              ----             ------         ------
                                      (In mill.)
Comparable
    Abigail Adams                         $372           7.62%              .31%             .85%            10.28%
    Albina Community                       125           5.80               .38              .52              6.67
    Carver                                 655           7.51               .45              .59              7.78
    Citizens                               331           8.36              1.22              .87             10.53
    IBW***                                 335           7.61               .65              .61              8.04
    M&F                                    251           8.38               .70              .64              7.50
                                           ---           ----               ---             ----              ----
       Median                             $333           7.62%              .55%             .63%             7.91%

Harbor                                    $258           6.67%              .14%             .77%            11.65%

Non-comparable
                                                                                                          -----------------
  Canyon National                         $240           8.99%              .74%            1.67%            20.42%
  Independence***                          170           8.43               .36             (.55)            (5.62)
                                    ----------------                  -------------------
  Mutual Community                          90           7.33              1.42             (.82)           (10.29)
                                                                      -------------------
  Pan American                              43          13.70               .50              .30              2.23
                                    ----------------
  Saehan                                   536           8.99               .21             1.48             16.51

  Sun American                             321          19.39               .01              .96              5.20

  NOTE: Bolded numbers are reason for exclusion.

        *June 30, 2006 or the twelve months ended June 30, 2006.

      **Includes loans 90 days past due.

    ***March 31, 2006 or the twelve months ended March 31, 2006.

  Source:  SNL Financial,
  Charlottesville, Virginia.

                                       25

                                    TABLE 6C
                                    --------

                              MINORITY-OWNED GROUP
                        INCOME AND EXPENSE COMPARISON*
                        -----------------------------

                                                                  Percent of Average Assets
                                       --------------------------------------------------------------------------------
                                       Net Int.      Net Oper.      Net Oper.     Contr. to                       Net
Short Name                              Income        Expense        Income        Reserves        Other         Income
----------                              ------        -------        ------        --------        -----         ------

  Abigail Adams                         4.59%         3.03%          1.56%           .10%          (.06)%         .85%
  Albina Community                      4.02          3.10            .92            .20             -            .52
  Carver                                3.02          2.15            .87             -            (.08)          .59
  Citizens                              4.32          3.38            .94            .05            .12           .87
  IBW**                                 4.29          3.67            .62            .01           (.07)          .61
  M&F                                   4.07          3.27            .80            .05            .14           .64
                                        ----          ----           ----           ----           ----           ---
     Median                             4.18%         3.19%           .90%           .05%          (.04)%         .63%

Harbor                                  4.53%         3.24%          1.29%           .12%          .03%           .77%

    *Twelve months ended June 30, 2006.
   **Twelve months ended March 31, 2006.

Source:  SNL Financial, Charlottesville, Virginia.

                                       26

                                    TABLE 6D

                              MINORITY-OWNED GROUP
                                STOCK PERFORMANCE

                                                                      Price*
                                                            --------------------------         Avg. Shares
                                            Stock            Times             Percent           Traded
Short Name                                 Price*           Earnings           of Book           Daily***
----------                                 ------           --------           -------           --------
  Abigail Adams                           $13.78            16.4X                168%            3,775
  Albina Community                         17.50            17.2                 224                36
  Carver                                   16.64            11.5                  85             1,786
  Citizens                                 10.45             7.7                  79             1,028
  IBW**                                    35.90            24.4****              94                18
  M&F                                      11.25            10.8****              91               516
                                                            ----                  --               ---
     Median                                                 14.0X                 93%              772

      *August 29, 2006 stock price and financial data as of June 30, 2006 or the twelve months ended June 30, 2006.
     **August 29, 2006 stock price and financial data as of March 31, 2006 or the twelve months ended March 31,2006.
    ***One year.

   ****Adjusted to remove unusual quarters.

Source:  SNL Financial, Charlottesville, Virginia.

                                       27

                                     TABLE 7

                           STOCK TRADES IN 2005 & 2006

         Trade                   Shares
          Date                   Traded                  Price
          ----                   ------                  -----

2006*
      8/22/06                       300                $31.00
      6/14/06                       100                 28.00
      5/18/06                       200                 29.73
      5/2/06                        100                 26.50
      4/28/06                       100                 25.50
      4/4/06                        100                 25.50
      2/13/06                    10,000                 25.00
      1/1/06                        281                 25.00
                               --------                 -----
      Total 2006                 11,181                $25.29**

2005
     11/11/05                       154                $24.65
      7/22/05                    10,000                 25.00
      6/2/05                      1,668                 19.25
      3/16/05                     1,668                 19.00
      4/27/05                    10,000                 25.00
      4/21/05                       308                 25.00
      4/19/05                        77                 25.00
      1/14/05                    11,000                 25.00
                                 ------                 -----
      Total 2005                 34,875                $24.44**

  *Through August 23, 2006.
 **Weighted average.

Source: Internal report and Nasdaq.com

                                       28

                                     TABLE 8

                     DISCOUNTED DIVIDENDS APPLIED TO HARBOR*

                                                                   Discount Rate
                                                   --------------------------------------------
                                                   10%                 11%                  12%
                                                   ---                 ---                  ---

                                                                Value (in millions)
                                                   --------------------------------------------
     12 times earnings***                          $21.0              $18.5                 $16.4
     14 times earnings***                           22.5               19.8                  17.4

                                                                     Per Share**
                                                   --------------------------------------------
     12 times earnings***                        $30.14             $26.87               $24.13
     14 times earnings***                         32.10              28.57                25.43

                                                                  Times Earnings
                                                   --------------------------------------------
     12 times earnings***                         11.7X               10.3X                 9.2X
     14 times earnings***                         12.6                11.0                  9.7

                                                                 Price-to-Book****
                                                   --------------------------------------------
     12 times earnings***                           121%                107%                  95%
     14 times earnings***                           130                 114                  101

          *Assumes 6% earnings growth, capital in excess of 6.50%
           dividended out and a tax rate of 36%.

         **Shares outstanding of 641,784 options outstanding of 123,284 with a weighted strike price of $16.70.
        ***Earnings of $1,790,000.
       ****Equity of $17,320,000.

                                       29

                                     TABLE 9

                         SUMMARY OF VALUATION MULTIPLES*

                                                               Price
                                                       -------------------------            Number
                                                        Times            Percent              in
          Comparable groups                            Earnings          of Book             Group
          -----------------                            --------          -------             -----

          Urban exchange group                          19.6X               179%               13
          Urban OTC group                               17.8                244                10

                                                        -----
          Urban most applicable                         15.4X               179%                5
          Minority-owned group                          14.0                 93                 6
                                                        -----

          Discounted dividends**                        10.3X               107                 -

         *August 27, 2006 stock price and financial data for the year ended
          June 30, 2006 or June 30, 2006 or most recent available.

        **Based on a 11% discount rate and a terminal value of 12 times earnings.

                                       30

                                    TABLE 10

                            PRICING APPLIED TO HARBOR

                                                                                     Discount - All*
                                                                      ---------------------------------------------
Based on urban most applicable group                                  20%                  25%                 30%
------------------------------------                                  ---                  ---                 ---

                                                                                   --------------------
P/E**                                        15.4X                   12.3X               11.6X                  10.8X
Value (in mill.)                            $27.6                   $22.1               $20.7                  $19.3
Per share***                                 42.95                   34.36               32.21                  30.07
Per Share Diluted***                         38.72                   31.52               29.71                  27.91
Price-to-book****                           159%                    127%                119%                   111%
                                                                                   --------------------

                                                                                Discount for illiquidity
                                                                       --------------------------------------------
Based on minority-owned group                                          5%                  10%                 15%
-----------------------------                                          --                  ---                 ---

                                                                                   --------------------
P/E**                                        14.0X                   13.3X               12.6X                  11.9X
Value (in mill.)                            $25.1                   $23.8               $22.6                  $21.3
Per share***                                39.05                   37.10               35.14                  33.19
Per Share Diluted***                        35.45                   33.81               32.17                  30.53
Price-to-book****                           145%                      137%                130%                  123%
                                                                                   --------------------

      *Discount for poor market dynamics, illiquidity of stock and minority-ownership.
     **Earnings of $1,790,000.
    ***Shares outstanding of 641,784 options outstanding of 123,284 with a weighted strike price of $16.70.
   ****Equity of $17,320,000.

                                       31